                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________


                                   FORM 8-K
                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  June 18, 2001



                               _________________


                            MINDARROW SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)


                 Delaware                                0-28403               77-0511097
(State or other jurisdiction of incorporation)   (Commission File Number)    (I.R.S. Employer
                                                                           Identification No.)

                 101 Enterprise, Suite 340, Aliso Viejo, California      92656
                     (Address of principal executive offices)          (Zip Code)


                             ____________________
      Registrant's telephone number, including area code: (949) 916-8705


                                      N/A
         (Former name or former address, if changed since last report)
                               _________________
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Item 5.    OTHER EVENTS

     On June 18, 2001, MindArrow Systems, Inc. (the "Company") announced that it had completed its acquisition of Control Commerce, Inc. ("Control Commerce"), a privately-held Delaware corporation. Under the terms of the merger agreement, a wholly-owned subsidiary of the Company was merged with and into Control Commerce, with Control Commerce surviving the merger and becoming a wholly-owned subsidiary of the Company.

     In the merger, the shareholders of Control Commerce received in exchange for all of their issued and outstanding capital stock of Control Commerce an aggregate of (i) 60,000 shares of the Company's Series C preferred stock, (ii) 800,000 shares of the Company's common stock and (iii) warrants to purchase 12,000 shares of the Company's common stock at a price of $12.50 per share (collectively, the "Merger Consideration"). In addition, in the event the Company closes a round of financing on or before December 15, 2001 involving the issuance of shares of a series of the Company's preferred stock with a liquidation preference senior to that of the Company's Series C preferred stock (or a liquidation preference equal to the Series C preferred stock if fifty percent or more of the new series is sold to existing holders of the Company's Series B or Series C preferred stock), the merger agreement permits the Control Commerce shareholders to exchange the Merger Consideration for consideration consisting of a combination of shares of the new series of stock and the Company's common stock.

Exhibit No.  Description
-----------  -----------

   99.1      Text of press release of MindArrow Systems, Inc. issued June 18,
             2001.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MINDARROW SYSTEMS, INC.



                              By:  /s/ MICHAEL R. FRIEDL
                                   ---------------------
                                    Michael R. Friedl
Date:  June 18, 2001          Chief Financial Officer and Treasurer
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                                 EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------

   99.1      Text of press release of MindArrow Systems, Inc. issued June 18,
             2001.